Exhibit 99.1
FOR IMMEDIATE RELEASE

July 28, 2016

Contact:

Corporate Communications
Federal Home Loan Bank of Dallas
www.fhlb.com
(214) 441-8445

Federal Home Loan Bank of Dallas
Reports Second Quarter Operating Results

DALLAS, TEXAS, July 28, 2016 - The Federal Home Loan Bank of Dallas (Bank) today reported net income of $21.2 million for the quarter ended June 30, 2016. In comparison, for the quarter ended March 31, 2016, the Bank reported net income of $8.3 million.

The increase in net income from quarter to quarter was attributable primarily to an improvement in the aggregate net gains and losses associated with the Bank's derivatives and hedging activities and its trading securities portfolio ($9.2 million), an increase in realized gains on the sales of long-term investment securities ($2.7 million) and an increase in the Bank's net interest income ($2.1 million), offset by an increase in the Bank's Affordable Housing Program assessment ($1.4 million). The vast majority of the gains and losses associated with the Bank's derivatives and hedging activities and its trading securities portfolio are expected to be transitory.

Total assets at June 30, 2016 were $54.4 billion, compared with $49.5 billion at March 31, 2016 and $42.1 billion at December 31, 2015. The $4.9 billion increase in total assets for the second quarter was attributable primarily to increases in the Bank's advances ($6.8 billion) and long-term investments ($0.4 billion), offset by a decrease in the Bank's short-term liquidity portfolio ($2.5 billion). For the six months ended June 30, 2016, the $12.3 billion increase in total assets was attributable primarily to increases in the Bank's advances ($6.4 billion), short-term liquidity portfolio ($3.2 billion) and long-term investments ($2.6 billion).

Advances totaled $31.1 billion at June 30, 2016, compared with $24.3 billion at March 31, 2016 and $24.7 billion at December 31, 2015.

The Bank's long-term held-to-maturity securities portfolio, which is comprised substantially of U.S. agency residential mortgage-backed securities (MBS), totaled $2.8 billion at June 30, 2016 as compared to $3.1 billion at March 31, 2016 and $3.2 billion at December 31, 2015. The Bank's long-term available-for-sale securities portfolio, which is comprised substantially of U.S. agency and other highly rated debentures and U.S. agency commercial MBS, totaled $12.8 billion at June 30, 2016 as compared to $12.0 billion at March 31, 2016 and $9.7 billion at December 31, 2015. The Bank also held a $0.1 billion long-term U.S. Treasury Note in its trading securities portfolio at June 30, 2016, as compared to $0.2 billion of long-term U.S. Treasury Notes at both March 31, 2016 and December 31, 2015.

The Bank's short-term liquidity portfolio, which is comprised substantially of non-interest bearing excess cash balances, overnight federal funds sold and reverse repurchase agreements, totaled $7.2 billion at June 30, 2016, compared to $9.7 billion at March 31, 2016 and $4.0 billion at December 31, 2015.

During the quarter ended June 30, 2016, the Bank sold approximately $67 million (par value) of U.S. agency residential MBS classified as held-to-maturity (for which a substantial portion of the principal had previously been collected), approximately $301 million (par value) of U.S. Treasury Notes classified as available-for-sale and approximately $1.2 billion (par value) of U.S. agency debentures classified as available-for-sale. The aggregate gains recognized on the sales of these securities totaled $3.8 million. In comparison, the aggregate gains recognized on the sales of investment securities totaled $1.1 million in the first quarter of 2016. During the second quarter of 2016, the Bank also sold a $0.1 billion (par value) U.S. Treasury Note classified as trading.

The Bank's retained earnings increased to $784.2 million at June 30, 2016 from $767.0 million at March 31, 2016 and $762.2 million at December 31, 2015. On June 28, 2016, a dividend of $4.0 million was paid to the Bank's shareholders.

Additional selected financial data as of and for the quarter ended June 30, 2016 (and, for comparative purposes, as of and for the quarter ended March 31, 2016) is set forth below. Further discussion and analysis regarding the Bank's second quarter results will be included in its Form 10-Q for the quarter ended June 30, 2016 to be filed with the Securities and Exchange Commission.

About the Federal Home Loan Bank of Dallas

The Federal Home Loan Bank of Dallas is one of 11 district banks in the FHLBank System, which was created by Congress in 1932. The Bank is a member-owned cooperative that supports housing and community development by providing competitively priced loans (known as advances) and other credit products to approximately 850 members and associated institutions in Arkansas, Louisiana, Mississippi, New Mexico and Texas. For more information, visit the Bank's website at fhlb.com.

Federal Home Loan Bank of Dallas
Selected Financial Data
As of and For the Quarter and Six Months Ended June 30, 2016
(Unaudited, in thousands)

	June 30, 2016	March 31, 2016	December 31, 2015
Selected Statement of Condition Data:

Assets
Investments (1)	$22,982,268	$24,989,577	$16,323,518
Advances	31,122,698	24,294,953	24,746,802
Mortgage loans held for portfolio, net	66,868	53,910	55,117
Cash and other assets	266,376	164,768	956,590	(3)
Total assets	$54,438,210	$49,503,208	$42,082,027

Liabilities
Consolidated obligations
Discount notes	$30,047,547	$27,023,718	$20,541,329
Bonds	20,747,687	19,006,826	18,024,692	(3)
Total consolidated obligations	50,795,234	46,030,544	38,566,021
Mandatorily redeemable capital stock	3,251	8,936	8,929
Other liabilities	1,168,950	1,215,076	1,307,765
Total liabilities	51,967,435	47,254,556	39,882,715
Capital
Capital stock — putable	1,810,769	1,583,434	1,540,132
Retained earnings	784,163	767,022	762,203
Total accumulated other comprehensive income (loss)	(124,157)	(101,804)	(103,023)
Total capital	2,470,775	2,248,652	2,199,312
Total liabilities and capital	$54,438,210	$49,503,208	$42,082,027

Total regulatory capital (2)	$2,598,183	$2,359,392	$2,311,264

	For the Quarter Ended	For the Quarter Ended	For the Six Months Ended
	June 30, 2016	March 31, 2016	June 30, 2016
Selected Statement of Income Data:

Net interest income	$37,813	$35,734	$73,547
Other income (loss)	5,393	(7,096)	(1,703)
Other expense	19,662	19,430	39,092
AHP assessment	2,355	922	3,277
Net income	$21,189	$8,286	$29,475

(1)
Investments consist of interest-bearing deposits, securities purchased under agreements to resell, federal funds sold, trading securities, available-for-sale securities and held-to-maturity securities.

(2)	As of June 30, 2016, March 31, 2016 and December 31, 2015, total regulatory capital represented 4.77 percent, 4.77 percent and 5.49 percent, respectively, of total assets as of those dates.

(3)
Reflects the reclassification of $1.267 million of unamortized debt issuance costs from other assets to consolidated obligation bonds, as required by Accounting Standards Update 2015-03 "Simplifying the Presentation of Debt Issuance Costs."

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